Summary of PDL’s Efforts to Improve its Capital Structure

In January 2009, we had two convertible notes outstanding, each $250 million (2012 Notes and 2023 Notes).  The 2% senior convertible notes (2012 Notes), are due in 2012, and the 2.75% subordinated convertible notes (2023 Notes), were due in 2023, with an August 2010 put right for the note holders.  Because the 2023 Notes conversion rates  changed each time we paid a dividend and, thus, were increasingly dilutive, PDL repurchased $50 million of the 2023 Notes.  The Company also repurchased $22 million of the 2012 Notes at an average discount to par of 4.8% in 2009.  At the end of 2009, $428 million of convertible debt remained.

During 2009, we issued the $300 million securitization debt with a March 2015 legal maturity date but an anticipated September 2012 maturity date.  The debt is repaid from a portion of the royalties received from Genentech, and the Company has already paid down $75 million of this debt in 2010.

The debt outstanding at the end of 2009, potentially due and payable by the end of 2012, totaled $728 million. This debt limited our flexibility to buy new royalty assets in addition to paying dividends annually, so we continued our efforts to improve the capital structure in 2010.

In 2010, we’ve focused our efforts to change our capital structure in two ways.   The first is the reduction of the dilution associated with the convertible notes, particularly the 2023 Notes. The second is managing the company’s free cash, with the objective of reducing debt while maintaining flexibility to purchase new royalty assets, repurchase shares or convertible notes. To that end, PDL:

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Repurchased $84 million of the 2023 Notes in Q2-2010 and, in Q3-2010, in advance of the August 2010 put date for the 2023 Notes, we initiated an induced conversion and a subsequent call of the remaining $116 million outstanding principal on the 2023 Notes.  We fully retired $116 million 2023 Notes in Q3-2020 through the conversion of $112 million to 20 million shares and the repayment of $4 million in cash.

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Arranged to exchange $92 million of the $228 million outstanding 2012 Notes for new notes due in February 2015. This transaction is expected to close on November 1, 2010 and extends the repayment of these notes with a low coupon rate and allows us additional flexibility to implement our strategy. As part of this transaction, PDL will issue $88 million in new 2015 Notes. With the proceeds, we maintain the flexibility to use our available cash to buy royalty assets, buy back convertible debt or buy back stock.

We will continue to focus on our strategy, driven solely by increasing return for our shareholders, in the form of extending the life of the company by purchasing new royalty streams, buying back convertible debt or buying back stock.

	Debt Outstanding
($ in millions)	12/31/2009	10/31/2010
2.75% Convertible Debt
Put August 2010	$200	$-
2.00% Convertible Debt
Due February 2012	228	136
10.25% Securitization Note
Anticipated Maturity September 2012	300	225
2.875% Convertible Debt
Due February 2015	-	180
Total Debt	$728	$541

* Table assumes close of 2012 Note exchange and 2015 Note issuance.